PROXY RESULTS

   Tri-Continental Corporation Stockholders voted on the following proposals at the Annual Meeting of Stockholders on May 21, 1998, in St. Louis, MO. The description of each proposal and the voting results are stated below. Each nominee for Director was elected, and the selection of Deloitte & Touche LLP as auditors for 1998 was ratified. None of the Stockholder proposals passed.

                                          For            Withheld
                                       ---------         ---------
Election of Directors:

  Alice S. Ilchman                    80,687,629         2,930,919
  Frank A. McPherson                  80,668,319         2,950,229
  Richard R. Schmaltz                 80,718,557         2,899,991
  Brian T. Zino                       80,749,828         2,868,720

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                                                                                             Broker
                                          For             Against          Abstain          Non-Vote
                                       ---------          -------          -------          --------
Ratification of Deloitte &
  Touche LLP as auditors              81,286,987         1,566,694         764,867             n/a

Stockholder proposal relating to:
  1) Allowing access
     to stockholder lists              8,936,795        51,789,543        3,003,048        19,889,162

  2) Additional qualifications
     for potential Directors          11,964,664        48,455,671        3,309,053        19,889,160

  3) Open-ending                       9,471,028        50,919,460        3,338,901        19,889,159

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